Exhibit 5.2

[Letterhead of NautaDutilh N.V., Amsterdam office]

Amsterdam, October 1, 2019

AerCap Holdings N.V.
AerCap House 65 St. Stephen’s Green
Dublin 2
Ireland

Ladies and Gentlemen:

Re: AerCap Holdings N.V. and AerCap Aviation Solutions B.V. – Form F-3

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

We have acted as special legal counsel as to Netherlands law to the Netherlands Companies in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

This opinion letter is rendered to you at your request and it may only be relied upon in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission. It does not purport to address all matters of Netherlands law that may be of relevance with respect thereto. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the Opinion Documents and the Corporate Documents and we have assumed that the Opinion Documents have been entered into or filed, as the case may be, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European

Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and (iii) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.

each Deed of Incorporation is a valid notarial deed and (where applicable) each Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar);

c.

(i) at all relevant times no regulations (reglementen) have been adopted by any corporate body of any Netherlands Company, other than the Board Regulations, and (ii) the Articles of Association of each Netherlands Company are its articles of association currently in force. The Extracts support this assumption;

d.

none of the Netherlands Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend) or (vi) been subjected to any measure pursuant to the BRRD, the SRM Regulation or the Special Measures Financial Institutions Act, as applicable or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extracts and our inquiries of today with the Insolvency Registers support the items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

e.

the resolutions recorded in the Resolutions are (and were at all relevant times) in full force and effect, and the factual statements made and the confirmations given in the Resolutions are (and were at all relevant times) complete and correct;

f.

each Power of Attorney (i) is (and was at all relevant times) in full force and effect, and (ii) under any applicable law other than Netherlands law, validly authorized and authorizes the person or persons purported to be granted power of attorney, to represent and bind the relevant Netherlands Company for the purposes stated therein.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	AerCap Holdings N.V. has been duly incorporated and is validly existing as a naamloze vennootschap (public company with limited liability).

2.	AerCap Aviation Solutions B.V. has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Corporate Power

3.

Each Netherlands Company has the corporate power to enter into the Opinion Documents to which it is expressed to be a party, AerCap Aviation Solutions B.V. to grant the Guarantee, and to perform its obligations thereunder. None of the Netherlands Companies violated or violates any provision of its Articles of Association by entering into the Opinion Documents to which it is expressed to be a party, AerCap Aviation Solutions B.V. by granting the Guarantee, or performing its obligations thereunder.

Corporate Action

4.

Each Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands law in connection with entering into the Opinion Documents to which it is expressed to be a party, AerCap Aviation Solutions B.V. for the granting of the Guarantee, and the performance of its obligations under these Opinion Documents and the Guarantee.

Valid Signing

5.	Each Opinion Document has been validly signed on behalf of each Netherlands Company expressed to be a party thereto.

The opinions expressed above are subject to the following qualifications:

A.

As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties to the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in them.

C.

Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that by entering into the Opinion Documents to which the Netherlands Companies are expressed to be a party, granting the Guarantee or performing their obligations thereunder, any Netherlands Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Netherlands Companies are served by entering into the Opinion Documents to which they are expressed to be a party, granting the Guarantee or performing their obligations thereunder, since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.

the BRRD, the SRM Regulation or the Special Measures Financial Institutions Act, as applicable, which, inter alia, contain provisions on certain recovery and resolution measures in respect of financial institutions (financiële ondernemingen) or group companies thereof.

Sincerely yours,

/s/ NautaDutilh

NautaDutilh

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”

a.   in relation to AerCap Holdings N.V., its articles of association (statuten) as they read after the execution of a deed of amendment dated 24 April 2019, which, according to the relevant Extract, was the last amendment to the articles of association of AerCap Holdings N.V.; and

b.  in relation to AerCap Aviation Solutions B.V., the articles of association (statuten) as contained in its Deed of Incorporation

“Board Regulations”	the AerCap Holdings N.V. Rules for the Board of Directors, including its Committees dated as of 16 March 2017

“BRRD”	Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms, as implemented into Netherlands law, and the rules and regulations related thereto

“Commercial Register”	the Netherlands Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel)

“Corporate Documents”	the documents listed in Exhibit B

“Deeds of Incorporation”

a.   in relation to AerCap Holdings N.V., its deed of incorporation (akte van oprichting), dated 10 July 2006; and

b.  in relation to AerCap Aviation Solutions B.V., its deed of incorporation (akte van oprichting), dated 10 April 2012

“Exhibit”	an exhibit to this opinion letter

“Extracts”	in relation to each Netherlands Company, an extract from the Commercial Register with respect to that Netherlands Company, dated the date of this opinion letter

“Guarantee”	the guarantee by AerCap Aviation Solutions B.V. of the Notes pursuant to Article 10 (Guarantees) of the Indenture

“Indenture”	the indenture relating to the Notes, dated October 1, 2019, made between, inter alios, AerCap Holdings N.V., as the issuer, AerCap Aviation Solutions B.V., other guarantors party thereto and the Trustee

“Insolvency Proceedings”	bankruptcy (faillissement) or suspension of payments (surseance van betaling) under the Bankruptcy Code, measures on the basis of the BRRD, the SRM Regulation or the Special Measures Financial Institutions Act, or any foreign insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)

“Insolvency Registers”	the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

“NautaDutilh”	NautaDutilh N.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“Netherlands Companies”	each of AerCap Holdings N.V. and AerCap Aviation Solutions B.V. (each, a “Netherlands Company”)

“Opinion Documents”	the Indenture and the Registration Statement

“Powers of Attorney”	the powers of attorney as contained in the Resolutions, granted by each Netherlands Company in respect of, inter alia, the entering into the transactions contemplated by the Opinion Documents

“Prospectus”	the prospectus forming part of the Registration Statement

“Registration Statement”	the registration statement of, inter alios, AerCap Holdings N.V., as the issuer, AerCap Aviation Solutions B.V. and other guarantors party thereto on Form F-3 under the Securities Act of 1933 of the United States, as amended, dated October 1, 2019

“Resolutions”

a.   in relation to AerCap Holdings N.V., the documents containing the resolutions of its managing board (bestuur), dated 26 September 2019; and

b.  in relation to AerCap Aviation Solutions B.V., the documents containing the resolutions of its managing board (bestuur), dated October 1, 2019

“Special Measures Financial Institutions Act”	Wet bijzondere maatregelen financiële ondernemingen, and the rules and regulations related thereto

“SRM Regulation”	Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund, and the rules and regulations related thereto

“Trustee”	Wilmington Trust, National Association

EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1.	the Deeds of Incorporation;

2.	the Articles of Association;

3.	the Extracts; and

4.	the Resolutions.